Exhibit 99.7

33/F, Anlian Plaza, Jintian Rd., Futian, Shenzhen 518026 China

Tel：+86-755-88286488 Fax：+86-755-88286499

Website: www.dehenglaw.com

March 5, 2024

To:	STAK INC.

Building 11, 8th Floor, No. 6 Beitanghe East Road,

Tianning District, Changzhou, Jiangsu,

People’s Republic of China

Re: Consent of DeHeng Law Offices

Ladies and Gentlemen:

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this consent letter, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We have acted as PRC legal counsel to STAK INC.(the “Company”) , a company incorporated under the laws of Cayman Islands, in connection with the proposed initial public offering of a certain number of ordinary share of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”).

We hereby consent to the references to our firm’s name in, and the filing hereof as an exhibit to, the Registration Statement filed with the Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ DeHeng Law Offices (Shenzhen)
DeHeng Law Offices (Shenzhen)